Exhibit 99.1
CUSIP No. 64124W304
AGREEMENT TO FILE JOINT SCHEDULE 13D
Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Neuribiological Technologies, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.
IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 12th day of January, 2009.

Highland Capital Management, L.P By: Strand Advisors, Inc., its General Partner
By:	/s/ James D. Dondero
James D. Dondero

Strand Advisors, Inc.
By:	/s/ James D. Dondero
James D. Dondero

James D. Dondero
/s/ James D. Dondero